Exhibit 99.1
Executive Contact:
Richard Vasek
Chief Financial Officer
Rockford Corporation
(480) 517-3169
ROCKFORD CORPORATION REPORTS THIRD QUARTER AND YEAR TO
DATE 2008 RESULTS
     Tempe, Ariz., October 30, 2008/PRNewswire/—Rockford Corporation (NASDAQ: ROFO) today announced financial results for the three and nine months ended September 30, 2008.
     Net loss for the three months ended September 30, 2008 was $0.9 million, compared to net income of $0.1 million for the comparable period in 2007. Net loss for the nine month period ended September 30, 2008, was $0.1 million compared to net income of $0.2 million for the comparable period in 2007.
     Net sales for the three months ended September 30, 2008, were $18.2 million compared to $18.7 million in the same period in 2007. Net sales for the nine months ended September 30, 2008, were $58.4 million compared to $71.8 million for the same period in 2007. The decrease in net sales was primarily due to lower sales in the mass retail, independent specialist and OEM distribution channels. The decrease was partially offset by a one-time promotional shipment of approximately $3.0 million to a major customer for a fourth quarter retail promotion. Net sales for the nine months ended September 30, 2007 were increased by sales of end-of-life product and initial pipeline shipments of Rockford’s 2007 new product line; Rockford did not change its product line to the same degree in 2008 and, therefore, did not have comparable end-of-life sales and pipeline fill in 2008.

     As a percent of net sales, gross margin for the three months ended September 30, 2008 decreased to 27.9% compared to 33.6% for the same period in 2007. As a percentage of net sales, gross margin for the nine months ended September 30, 2008 increased to 32.6% compared to 31.4% for the same period in 2007. The decrease in gross margin percentage for the three month period was primarily due to significantly lower royalty revenue and the one-time promotional shipment, which was at substantially lower gross margin than normal. The increase in gross margin percentage for the nine month period was primarily due to lower sales discounts, fewer end-of-life sales, lower manufacturing variances and higher royalty revenue as a percent of sales.
     Operating expenses for the three months ended September 30, 2008, were relatively flat at $5.8 million for both 2008 and 2007. Operating expenses for the nine month period ended September 30, 2008, were $19.4 million compared to $21.3 million for the same period in 2007. In the three month period ended September 30, 2008, operating expenses included a special charge of approximately $0.3 million related to costs associated with the planned closing of Rockford’s Tempe manufacturing facilities in the fourth quarter of 2008 and the planned closing of Rockford’s Michigan distribution facility in the second quarter of 2009. These closings are a result of Rockford’s previously announced outsourcing efforts and are expected to reduce expenses in 2009. In the nine month period ended September 30, 2008, operating expenses also included a special charge of approximately $0.5 million related to costs associated with the elimination of two executive officer positions. In the nine month period ending September 30, 2007, operating expenses included a special charge of approximately $1.1 million primarily related to the Retirement and Salary Continuation Agreement for Rockford’s former Chief Executive Officer.
     William R. Jackson, Rockford’s President, commented, “We are disappointed in the results for the third quarter. The mobile electronics business continues to be negatively affected by the recent economic conditions. Our retailers report that they saw reduced store traffic and softer than expected third quarter sales. In addition, the financial meltdown at the end of September led many of our specialist dealers to postpone their end-of-quarter purchases because of the fearfully uncertain conditions in the final few days of the quarter. Since a significant portion of our specialty dealer sales is concentrated in the final days of each month and quarter, and since the worst days of the crisis overlapped the end of the quarter, there was not time before the quarter end to adjust our sales programs or otherwise recover from these postponements. We do not know whether we will be able to recover some of these sales in the fourth quarter, but our planning takes into account the increased uncertainty and risks associated with the recessionary environment we are facing.”
     Mr. Jackson continued, “Our OEM business, like the new car market as a whole, continued to be affected by higher fuel prices, unavailability of consumer financing and the slowdown in the economy. Nissan has seen significantly reduced sales of their SUVs and full size trucks. This represents a large segment of our business with Nissan. Our royalty revenue also was less than expected as Mitsubishi suffered from reduced sales.”
     Mr. Jackson noted, “We are working in all our distribution channels to build consumer traffic for the holidays. It is important that our partners have the right tools to promote the mobile audio business and satisfy the customers that come into their stores. We are working hard to provide those tools and continue to be very happy with the quality of our products. We have begun a project to bolster our in-house sales staff in order to provide improved communication with and service to the specialist dealers who are at the heart of our business.”
     Mr. Jackson observed, “We are on track to complete our outsourcing plans by the end of 2008. From an operations standpoint, we have lowered our expenses and breakeven point. Our goal is to operate the company as efficiently as possible.”
     Mr. Jackson concluded, “Our focus going forward remains on maximizing our sales channels, driving consumer traffic and building our brands. We recognize that there are significant uncertainties in the current environment, but are focused on the opportunities the current markets offer us.”

About Rockford Corporation (www.rockfordcorp.com)
     Rockford is a designer, marketer and distributor of high-performance audio systems for the mobile audio aftermarket and for the OEM market. Rockford’s mobile audio products are marketed primarily under the Rockford Fosgate®, Rockford Acoustic Design™ and Lightning Audio® brand names.
     Rockford’s primary brand websites include: www.rockfordfosgate.com, www.rockfordacousticdesign.com, and www.lightningaudio.com and www.installedge.com.
Forward-looking Statement Disclosure
     We make forward-looking statements in this press release including but not limited to statements about our results of operations. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words.
     Forward-looking statements are subject to many risks and uncertainties. We caution you not to place undue reliance on these forward-looking statements, which speak only as at the date on which they are made. Actual results may differ materially from those anticipated in our forward-looking statements. We disclaim any obligation or undertaking to update forward-looking statements to reflect changes in our expectations or changes in events, conditions, or circumstances on which our expectations are based.
     Our revenues continued to decline in the first nine months of 2008, primarily attributable to continued weakness in the mobile audio market and to the elimination in 2008 of end-of-life and new product load in sales that increased sales in the same period in 2007. In addition, the financial meltdown at the end of the 3rd quarter of 2008 reduced our end-of-quarter sales, particularly to our specialist dealers. The U.S. retail environment for mobile audio continues to become more difficult, with many retailers reporting decreases in customer traffic. The financial meltdown at the end of the 3rd quarter has clearly contributed to an already difficult environment and increased the risk of recession. We anticipate this will lead consumers and retailers to become even more conservative in their spending. If sales erode further, we may not be able to achieve our business objectives. In this event, we could suffer setbacks in our competitive position, ability to improve our aftermarket and OEM businesses, and overall financial performance. Our business swung to a loss in the 3rd quarter and, under the circumstances, we may not be able to return our business to profitability in the short term since the 4th quarter is typically our lowest sales quarter.
     When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements identified in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 14, 2008. The risk factors noted throughout the report, particularly those identified in the discussion in Item 1A of the report, and other risk factors that we have not anticipated or discussed, could cause our actual results to differ significantly from those anticipated in our forward-looking statements.

Rockford Corporation
Condensed Consolidated Statements of Operations (unaudited)
For the Three and Nine Months Ended September 30, 2007 and 2008
($000s omitted except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2008	2007	2008
Net sales	$18,695	$18,187	$71,807	$58,418
Cost of goods sold	12,417	13,110	49,251	39,361

Gross profit	6,278	5,077	22,556	19,057

Operating expenses	5,841	5,755	21,294	19,377

Operating income (loss)	437	(678)	1,262	(320)

Interest and other expense (income), net	346	206	1,068	(185)

Income (loss) before income taxes	91	(884)	194	(135)

Income tax expense	—	—	—	—

Net income (loss)	$91	$(884)	$194	$(135)

Net income (loss) per common share:
Basic	$0.01	$(0.10)	$0.02	$(0.02)

Diluted	$0.01	$(0.10)	$0.02	$(0.02)

Weighted average shares:
Basic	9,401	8,581	9,400	8,735

Diluted	9,401	8,581	9,434	8,735

-more-

Rockford Corporation
Condensed Consolidated Balance Sheets (unaudited)
At December 31, 2007 and September 30, 2008
(In thousands)

	December 31,	September 30,
	2007	2008
ASSETS

Current assets:
Cash	$—	$—
Accounts receivable, net	15,885	19,796
Inventories	14,352	13,273
Prepaid expenses and other current assets	1,224	661

Total current assets	31,461	33,730

Property and equipment, net	1,905	1,928
Other assets	646	389

Total assets	$34,012	$36,047

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$5,794	$9,283
Accrued salaries and incentives	1,415	1,713
Accrued warranty and returns	1,267	843
Other accrued liabilities	1,640	1,646
Current portion of other long-term liabilities	760	368
Notes payable	—	7,452
Asset based credit facility	3,475	5,017

Total current liabilities	14,351	26,322

Notes payable	9,582	130
Other long-term liabilities	133	13

Total liabilities	24,066	26,465

Shareholders’ equity:
Common stock	94	94
Additional paid-in-capital	38,319	38,503
Retained deficit	(27,569)	(27,704)
Treasury stock	(898)	(1,311)

Total shareholders’ equity	9,946	9,582

Total liabilities and shareholders’ equity	$34,012	$36,047

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